Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Silver Springs Networks, Inc. 2012 Equity Incentive Plan, Non-Plan Inducement Stock Options, Non-Plan Inducement Restricted Stock Units and Non-Plan Inducement Performance Stock Units of our report dated June 29, 2016, with respect to the consolidated financial statements and schedule of Itron, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
January 8, 2018